                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12



                               Viewcast.com, Inc.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                          [VIEWCAST CORPORATION LOGO]



August 19, 2002



Dear Shareholder:

     You are cordially invited to attend ViewCast.com, Inc. dba ViewCast Corporation's ("ViewCast") Annual Meeting of Shareholders to be held on Wednesday, September 18, 2002, at 1:30 p.m. local time at our offices located at 17300 N. Dallas Pkwy, Suite 2000, Dallas, TX 75248.

     We will report on the affairs of ViewCast and a discussion period will be provided for questions and comments of general interest to shareholders. Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement that follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

     Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response would be greatly appreciated.

                                         Sincerely,



                                         George C. Platt
                                         Chief Executive Officer and President



                             YOUR VOTE IS IMPORTANT!

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR VOTE WILL BE COUNTED. YOU MAY VOTE IN PERSON, IF YOU SO DESIRE, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKERAGE FIRM OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR SHARES ON THE ENCLOSED CARD.

                              VIEWCAST CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 18, 2002



TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ViewCast.com, Inc., doing business as ViewCast Corporation, a Delaware corporation, is scheduled to be held on September 18, 2002 at 1:30 p.m., local time, at our offices located at 17300 N. Dallas Pkwy., Suite 2000, Dallas, TX 75248 for the following purposes:

          1. To elect four directors to serve for a one year term or until their successors are duly elected and qualified;

          2. To approve an increase in authorized shares of Common Stock of ViewCast from 40,000,000 to 100,000,000;

          3. To approve an increase in the number of shares of Common Stock as to which options may be granted under ViewCast's 1995 Directors Stock Option Plan from 250,000 to 500,000;

          4. To ratify the appointment of Grant Thornton LLP as independent auditors for ViewCast for fiscal year 2002; and

          5. To transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on July 29, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponements thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

                                               FOR THE BOARD OF DIRECTORS



                                               Frederick B. Cowen
                                               Secretary

                              VIEWCAST CORPORATION

                                 PROXY STATEMENT

                               GENERAL INFORMATION

PROXY SOLICITATION


     This Proxy Statement is furnished to the holders of common stock, $.0001 par value (the "Common Stock"), of ViewCast.com, Inc., a Delaware corporation ("ViewCast" or the "Company") in connection with the solicitation by the Board of Directors of ViewCast of proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, September 18, 2002, or at any adjournment or postponement thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

     The Board of Directors of ViewCast is soliciting proxies for use at the Annual Meeting. These proxy solicitation materials are first being mailed on or about August 19, 2002 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. ViewCast will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of ViewCast may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. ViewCast expects to expend approximately $2,000.00 soliciting proxies for the Annual Meeting. All expenses incurred in connection with this solicitation will be borne by ViewCast. The Company has also hired Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $4,000.00, plus reimbursement of out of pocket expenses.


REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of ViewCast a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of ViewCast's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of the matters as set forth in the accompanying Notice of Annual Meeting of Shareholders and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

RECORD DATE AND VOTING RIGHTS

     Only shareholders of record at the close of business on July 29, 2002 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 20,792,311 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

     The approval of a majority of the outstanding stock entitled to vote is required under Delaware law in order to pass an amendment to ViewCast's Certificate of Incorporation. For this purpose, abstentions and non-voters will be deemed shares voted against the proposed increase in the number of shares authorized.

     All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-voters will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

     Inspectors of Election appointed by ViewCast will tabulate votes at the Annual Meeting.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     Four directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting or until their successors are elected and qualified. Messrs. Ardinger, Autem, Platt and Dean currently serve as directors of ViewCast. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The names of the nominees for Director and certain other information about them are set forth below:

    NOMINEE       AGE    DIRECTOR SINCE          OFFICE HELD WITH COMPANY
    -------       ---    --------------          ------------------------

H. T. Ardinger     77        1999          Chairman of the Board

Joseph Autem       44        1999          Director

David A. Dean      54        1999          Director

George C. Platt    62        1999          Director, President and Chief Executive
                                           Officer


     H.T. ARDINGER has served as a Director and Chairman of the Board since April 1999. Mr. Ardinger co-founded H.T. Ardinger & Son Co., a specialty import wholesaler, where he has served as Chairman of the Board and Chief Executive Officer since 1964. Mr. Ardinger served as a Director and Executive Committee Member of Home Interiors & Gifts, Dallas, Texas, from 1958 through 1998 and was a founding Limited Partner of the Dallas Maverick's National Basketball Association Franchise in 1980. Mr. Ardinger received a B.B.A. degree in Business Administration from Southern Methodist University.

     JOSEPH AUTEM has served as a Director since January 1999 and currently serves as a Director of coreIntellect.com and Newbridge Information Services. He was previously a Director of Broadcast.com, Inc. from September 1996 through August 1999. Mr. Autem has served in various consulting capacities from July 1998 to the present. He is currently general partner of Autem, L.L.C., an investment company formed in May 1999, and a general partner of Texas Technology Partners, L.P., formed in May 2000. Mr. Autem served as the Chief Financial Officer of Luminant from January 1999 until July 1999. Mr. Autem previously served as Senior Vice President and Chief Financial Officer of CS Wireless, Inc., a privately held company that provides wireless video and high-speed Internet access, from June to July 1998. He also served as a partner of Vision Technology Partners, a private investment company, from March 1997 to June 1998. From July 1996 to December 1996, Mr. Autem served as Chief Financial Officer of Broadcast.com, Inc. From 1992 to 1996, Mr. Autem served as Vice President of Finance, Secretary,

Treasurer and Chief Financial Officer of OpenConnect Systems, Inc., a software company. Mr. Autem holds a B.S. in Accounting from Pittsburg State University.

     DAVID A. DEAN has been a Director since December 1999. He is Chairman and Chief Executive Officer of Dean International, Inc., an international public policy consulting agency founded in 1994 and of its subsidiary, Innovative Transportation Strategies. Mr. Dean has been the principal shareholder since 1994 of David A. Dean & Associates, P.C., and a public policy administrative regulatory law firm. From 1983 to 1994, Mr. Dean was a shareholder of a Dallas-based law firm, Winstead, Sechrist & Minick, P.C., and served as a member of the firm's Board of Directors, head of the Public Law Section, Chairman of the Business Development Committee, a member of the firm's Advisory Board and Chairman of the firm's PAC Committee. He was also President of Transportation Strategies, Inc., and a subsidiary of the firm's consulting group. During 1972 to 1993, Mr. Dean served the State of Texas in several roles. He was General Counsel to both republican Governor William P. Clements, Jr. and his predecessor, democratic Governor Dolph Briscoe and served as Texas Secretary of State under Governor Clements. Mr. Dean was active in the gubernatorial campaigns for Governor Briscoe and Governor Clements. Mr. Dean received his B.B.A. degree from Southern Methodist University and his Juris Doctor degree from University of Texas at Austin.

     GEORGE C. PLATT has served as a Director, Chief Executive Officer and President since September 1999. He currently serves as a Director for Intervoice-Brite, Inc. and UniView Technologies. From 1991 through 1999, Mr. Platt was employed by Intecom, Inc., a Dallas-based provider of multimedia telecommunications products and services, and held the positions of CEO and President. Prior to his employment with Intecom, Inc., Mr. Platt was an executive with SRX, an entrepreneurial startup company. Before that, he was a Group Vice President at Rolm Corporation through its acquisition by IBM, and prior to that, Xerox employed him for fifteen years, where he attained the position of General Manager. Mr. Platt holds an M.B.A. from the University of Chicago and a B.S. degree from Northwestern University.

EXECUTIVE OFFICERS

     The following table contains information as of August 19, 2002 as to the executive officers of ViewCast.

     NAME           AGE               OFFICE HELD WITH COMPANY
     ----           ---               ------------------------

George C. Platt      62     Chief Executive Officer and President

Laurie L. Latham     45     Chief Financial Officer and Senior Vice President of
                            Finance and Administration

Harry E. Bruner      55     Senior Vice President of Sales and Marketing

David T. Stoner      46     Vice President of Operations

Neal S. Page         43     Vice President of Osprey Products

     MR. PLATT'S information can be found with the above information concerning nominees for director.

     LAURIE L. LATHAM has served as Chief Financial Officer and Senior Vice President of Finance and Administration of ViewCast since December 1999. From 1997 until she joined ViewCast, Ms. Latham served as Senior Vice President and Chief Financial Officer of Perivox Corporation, an interactive communications and direct marketing company. From 1994 through 1997, she was the Vice President of Finance and Administration at Axis Media Corporation. Prior to joining Axis Media Corporation, Ms. Latham was a practicing Certified Public Accountant for several accounting firms, including KPMG Peat Marwick, and was the Vice President of Finance and Administration for Medialink International Corporation. Ms. Latham received her B.B.A. from the University of Texas with an emphasis in Accounting and is a Certified Public Accountant.

     HARRY E. BRUNER began serving as Senior Vice President of Sales and Marketing in February 2000. From 1997 until he joined ViewCast, he was the Vice President of Worldwide Sales for Intecom, Inc., a Dallas-based provider of multimedia telecommunications products and services. From 1994 through 1997, he was the President of the Call Center Division of Executone Information Systems, Inc. From 1991 through 1993, Mr. Bruner was the Vice President of Sales for Digital Sound Corporation. From 1989 through 1991, he was Vice President of Sales for North America for Aspect Telecommunications. From 1987 through 1989, he was Director of Sales for Octel Communications. Prior to 1987, Mr. Bruner served in a variety of management positions with Rolm Corporation, including after IBM acquired it in 1985. Mr. Bruner earned his B.A. from Loyola College in Baltimore, Maryland.

     DAVID T. STONER joined ViewCast as Vice President of Operations in August 1996. From August 1994 to August 1996, Mr. Stoner was Vice President of Engineering for the Connectworks Division of Connectware, Inc., a wholly owned subsidiary of AMP Inc. From July 1986 to August 1994, Mr. Stoner was employed by Visual Information Technologies, Inc. ("VITec"), a manufacturer of video, imaging, and graphics products, which was purchased by Connectware, Inc. At VITec, Mr. Stoner was responsible for the development of hardware and software products, and served in various positions including Vice President of Engineering. From January 1979 to July 1986, Mr. Stoner served in various engineering positions at Texas Instruments, Inc. Mr. Stoner received his B.S. degree in Electrical Engineering from the University of Kansas.

     NEAL S. PAGE has been Vice President of Osprey Products for ViewCast since January 1995. From October 1994 to December 1994, Mr. Page served as Director of Product Development of ViewCast. From April 1988 to September 1994, Mr. Page was employed by Sun Microsystems, Inc., where he held management positions directing development and strategic relationships for multimedia technology products. Mr. Page developed advanced graphics and imaging products at General Electric from 1984 to 1988 and at Data General from 1983 to 1984. Mr. Page holds B.S. and M.S. degrees in Electrical and Computer Engineering from North Carolina State University.

     There are no family relationships among the directors, executive officers, or other significant employees of ViewCast.

DIRECTOR COMPENSATION

     Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. In May 1995, ViewCast adopted a 1995 Director Option Plan (the "Director Plan") under which only outside directors are eligible to receive stock options. The Director Plan provides for the grant of nonstatutory stock options to directors who are not employees of ViewCast. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. As of June 30, 2002, options to purchase an aggregate of 120,624 shares at exercise prices ranging from $0.755 to $9.00 per share had been granted and are outstanding under the Director Plan and options to purchase an aggregate of 48,016 shares have been previously granted and exercised.

     Each non-employee director who joins the Board after May 1, 1995 will automatically be granted a nonstatutory option to purchase 15,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each such non-employee director will automatically be granted a nonstatutory option to purchase 10,000 shares of Common Stock upon annual re-election to the Board, provided the director has been a member of the Board for at least six months upon the date of re-election. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Each initial 15,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, and each annual 10,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, in each case unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. In the event of a merger of ViewCast with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving ViewCast, each option becomes exercisable unless assumed or an equivalent option substituted by the successor corporation. Unless terminated sooner, the Director Plan will terminate in 2005. The Board of Directors currently administers the Director Plan. The Board has authority to amend or terminate the Director Plan, provided that no such action may impair the rights of any optionee without the optionee's consent.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held a total of nine meetings during ViewCast's fiscal year ended December 31, 2001. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof for which he served.

     The Board of Directors has established two standing committees: the Audit and Compensation Committees.

     The Audit Committee, which met four times in 2001, recommends annually to the Board of Directors the appointment of the independent public accountants of ViewCast, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit and the quarterly unaudited results with ViewCast's independent public accountants, reviews compliance with existing major accounting and financial policies of ViewCast, reviews the adequacy of the financial organization of ViewCast's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties. Messrs. Autem and Dean are current members of the Audit Committee.

     The Compensation Committee, which met one time in 2001, reviews and approves salaries and bonuses for all officers, administers ViewCast's existing stock option plan, and carries out the responsibilities required by the rules of the U.S. Securities and Exchange Commission. Messrs. Dean, and Autem are current members of the Compensation Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.


                                  PROPOSAL NO.2

             INCREASE IN AUTHORIZED VIEWCAST.COM, INC. COMMON STOCK

     At the Annual Meeting, shareholders will vote upon the proposal to amend ViewCast's Certificate of Incorporation to authorize the issuance of up to 100,000,000 shares of the Company's Common Stock. The Company's Certificate of Incorporation presently authorizes the issuance of up to 40,000,000 shares of the Company's Common Stock. At the close of business on June 30, 2002, there were 20,792,311 shares issued, outstanding, and entitled to vote, and an aggregate of 16,100,491 shares of the Company's Common Stock reserved for issuance pursuant to outstanding options, private warrants, public warrants, convertible debentures and Series B and C Convertible Preferred Stock which are not entitled to vote at the Annual Meeting. As of the Proxy date, an additional 1,000,000 shares of the Company's Common Stock are being reserved for issuance of Series D Redeemable Convertible Preferred Stock contingent upon satisfying the terms and conditions of the related asset purchase agreement and completing the closing of the transaction.


     The Board of Directors of the Company has proposed that the Fourth Article of the Company's Certificate of Incorporation be amended to increase the number of shares of ViewCast.com, Inc. Common Stock that the Company is authorized to issue from 40,000,000 to 100,000,000 shares. If approved by the shareholders, such additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to the Company's Bylaws and Delaware law) in connection with possible mergers and acquisitions, in connection with employee benefit plans, and for other corporate purposes, such as private placements of the Company's Common Stock as part of a plan relative to improving the Company's capital structure, without the significant time delay and expenses incident to the holding of a special meeting of shareholders to consider any specific issuance.

     The Company presently has no specific plans, agreements, or understandings with respect to the issuance of any shares of ViewCast.com, Inc. Common Stock except as contemplated in connection with the Company's employee stock option plans, employee stock purchase plan, Series B and C Convertible Preferred Stock, outstanding public and private warrants and the issuance of Series D Redeemable Convertible Preferred Stock. However, the Company has in the past and continues on an ongoing basis as part of its continued emphasis on growth and development of the Company to review various acquisition candidates, to assess its capital requirements and to have preliminary discussions in this regard.

     The Common Stock for which authorization is sought would become part of the existing class of the Company's Common Stock. The new shares, when issued, would have the same rights and privileges as the shares of the Company's Common Stock presently outstanding. No shareholder of the Company has any preemptive right to subscribe for or purchase any of the shares of the Company's Common Stock proposed to be authorized, and, once authorized, such shares would be available for issuance at such time and on such terms as the Board of Directors may consider appropriate.

DELAWARE'S ANTI-TAKEOVER LAW

     Section 203 (the "Anti-Takeover Law") of the Delaware General Corporation Law (the "Delaware Law") prevents certain Delaware corporations, including those whose securities are listed on the OTC Bulletin Board Market (the "OTCBB"), from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested shareholder" (a shareholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such shareholder became an "interested shareholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders amendment approved by at least a majority of the outstanding voting shares. ViewCast has not "opted out" of the provisions of the Anti-Takeover Law.

POTENTIAL DISADVANTAGES TO SHAREHOLDERS OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

    If the increase in the authorized shares of Common Stock is approved, management will have authority to issue the shares to effect transactions that shareholders might not approve if they were given the opportunity to vote on the transactions. Under certain circumstances, there will be a potential for dilution to existing shareholders upon the issuance of common shares or preferred stock. The authorized but unissued shares of Common Stock could be used by incumbent management to make more difficult a change in control of the Company. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or change in control of the Company or to effect a merger, sale of all or any part of the Company's assets or a similar transaction, since the issuance of shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such person. Although the Board of Directors has a fiduciary duty to act in the best interests of the Company's shareholders at all times, the ability of the Board to issue additional shares of Common Stock could prevent the proposal of transactions which some shareholders might consider to be in their best interest.

    To effect the increase in authorized Common Stock, the Fourth Article of the Company's Certificate of Incorporation would be amended to read as follows:

    "FOURTH: The Corporation shall have authority to issue one hundred million (100,000,000) shares of common stock, par value of $.0001 per share, and five million (5,000,000) shares of preferred stock, par value of $.0001 per share.

    The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Company's Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                 PROPOSAL NO. 3

                AMENDMENT OF THE 1995 DIRECTOR STOCK OPTION PLAN

     The Board of Directors of ViewCast has proposed that ViewCast's 1995 Director Option Plan (the "Director Option Plan") be amended to increase the number of shares available under the plan from 250,000 to 500,000. A copy of the proposed amendment is attached hereto as Appendix A. The Director Option Plan is intended to attract and retain the best available personnel, who are not employees of ViewCast, for service as members of the Board of ViewCast (the "Outside Directors"), to provide additional incentive to the Outside Directors of ViewCast to serve as Directors, and to encourage their continued service as Outside Directors of ViewCast and to put forth maximum efforts for the oversight and success of the business. The Director Option Plan provides for the grant to Outside Directors of ViewCast of nonstatutory options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


    As of June 30, 2002, options to purchase an aggregate of 120,624 shares of Common Stock at exercise prices ranging from $0.755 to $9.00 were outstanding, all representing at least the fair market value of the stock at the time of grant. The Director Option Plan may be administered by the Board or a committee approved by the Board in a manner that complies with Rule 16b-3 promulgated under the Securities Act. Currently, the Director Option Plan is administered by the Board of Directors, which determines the terms of options and rights granted, exercise price, number of shares subject to the option or right and the exercisability thereof. Options and rights granted under the Director Option Plan are not transferable other than by will or the laws of descent or distribution, and each option or right is exercisable during the lifetime of the recipient only by such person. Options that are outstanding under the Director Option Plan will remain outstanding until they are exercised or they expire in accordance with the terms of each option. The exercise price of all nonstatutory stock options granted under the Director Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. The term of all other options granted under the Director Option Plan may not exceed ten years. In the event of certain changes in control of ViewCast, the Director Option Plan permits each outstanding option and right to become exercisable in full or assumed or an equivalent option to be substituted by the successor corporation.


    The grant of an option under the Director Option Plan will not have any immediate effect on the federal income tax liability of ViewCast or the optionee. When a nonstatutory stock option ("NQSO") is granted, then the optionee will recognize ordinary income at the time he or she exercises the NQSO equal to the difference between the fair market value of the Common Stock and the exercise price paid by the optionee, and ViewCast will receive a deduction for the same amount.

     The Board of Directors may amend the Director Option Plan at any time but may not, without stockholder approval, adopt any amendment that would materially increase the benefits accruing to participants or materially modify the eligibility requirements. ViewCast also may not, without stockholder approval, adopt any amendment that would increase the maximum number of shares that may be issued under the Director Option Plan unless the increase results from a stock dividend, stock split or other change in the capital stock of ViewCast.

     ViewCast believes that the increase in the number of shares available under the Director Option Plan is necessary in order to allow ViewCast to be able to recruit and retain the best available individuals to serve as Outside Directors on the board of ViewCast.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1995 DIRECTOR STOCK OPTION PLAN.

                                 PROPOSAL NO. 4

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors has appointed the firm of Grant Thornton LLP as ViewCast's independent accountants for 2002. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment.

     A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR YEAR 2002.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK


     The following table sets forth information as of June 30, 2002, based on information obtained from public records and our books and records regarding the persons named below, with respect to the beneficial ownership of shares of our Common Stock by (i) each person or a group known by us to be the owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, (iii) each executive officer and (iv) all officers and directors as a group.



                                     AMOUNT AND NATURE                    PERCENTAGE OF
       NAME AND ADDRESS                   OF                           OUTSTANDING SHARES
       OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP                  OWNED (1),(2)
       -------------------          --------------------               ------------------

H.T. ARDINGER, JR. ..............       7,998,137(3)                          28.6
1990 Lakepointe Dr.
Lewisville, TX 75057

H.J. PARTNERSHIP, LTD/W. HElM           2,416,666                              8.6
10600 W. 143rd Street
Orland Park, IL 60462

M. DOUGLAS ADKINS ...............       1,496,486(4)                           5.3
1601 Elm Street
Dallas, TX 75021

GEORGE C. PLATT .................         282,958(5)                           1.0
17300 N. Dallas Pkwy, Suite 2000
Dallas, TX 75248

LAURIE L. LATHAM ................          95,074(6)                             *
17300 N. Dallas Pkwy, Suite 2000
Dallas, TX 75248

HARRY E. BRUNER .................          109,00(7)                             *
17300 N. Dallas Pkwy, Suite 2000
Dallas, TX 75248

NEAL S. PAGE ....................         218,065(8)                             *
600 Airport Blvd., Suite 900
Morrisville, NC 27560

DAVID T. STONER .................         156,910(9)                             *
17300 N. Dallas Pkwy, Suite 2000
Dallas, TX 75248

JOSEPH AUTEM ....................          73,092(10)                            *
17300 N. Dallas Pkwy, Suite 2000
Dallas, TX 75248

DAVID DEAN ......................          18,227(11)                            *
8080 Park Lane, Suite 600
Dallas, TX 75231

All executive officers and ......       8,951,463(3),(5),(6),(7),(8)          32.0
directors as a group                             (9),(10),(11)
(eight (8) persons)



----------
*    Less than one percent (1%)


     (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 30, 2002 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from June 30, 2002 have been exercised. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

     (2) Based on a total of 20,792,311 shares issued and outstanding plus, for each person listed, any Common Stock that person has the right to acquire as of June 30, 2002 pursuant to options, warrants, conversion privileges, etc.

     (3) Includes (i) 189,835 shares owned by Mr. Ardinger's wife, (ii) 1,096,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $1.00 per share, (iii) 1,103,448 shares of Common Stock reserved for issuance upon the conversion of $4,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share, (iv) 3,333,333 shares of Common Stock reserved for issuance upon the conversion of $2,000,000 of Series C Convertible Preferred Stock to Common Stock at $0.60 per share, (v) 12,499 shares issuable at $9.00 per share issued under the 1995 Directors Option Plan, (vi) 4,999 shares issuable at $2.75 per share issued under the 1995 Directors Option Plan and (vii) 2,916 shares issuable at $0.83 per share issued under the 1995 Directors Option Plan.


     (4) Includes (i) 226,666 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $1.00 per share and (ii) 551,724 shares of Common Stock reserved for issuance upon the conversion of $2,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share.

     (5) Includes (i) 145,833 shares issuable at $7.09 per share upon the exercise of options issued under the 1995 Option Plan, (ii) 20,000 shares issuable at $2.50 per share upon the exercise of options issued under the 1995 Option Plan and (iii) 60,000 shares issuable at $1.09 per share upon the exercise of options issued under the 1995 Option Plan.

     (6) Includes (i) 53,334 shares issuable at $5.50 per share upon the exercise of options issued under the 1995 Option Plan, (ii) 4,000 shares issuable at $2.50 per share upon the exercise of options issued under the 1995 Option Plan, and (iii) 30,000 shares issuable at $1.09 per share upon the exercise of options issued under the 1995 Option Plan.

     (7) Includes (i) 75,000 shares issuable at $5.95 per share upon the exercise of options issued under the 1995 Option Plan, (ii) 4,000 shares issuable at $2.50 per share upon the exercise of options issued under the 1995 Option Plan, and (iii) 30,000 shares issuable at $1.09 per share upon the exercise of options issued under the 1995 Option Plan.

     (8) Includes (i) 80,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (ii) 50,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1995 Option Plan, (iii) 20,000 shares issuable at $4.625 per share upon the exercise of options issued under the 1995 Option Plan,
          (iv) 27,417 shares issuable at $2.0625 upon exercise of options issued under the 1995 Option Plan, (v) 8,000 shares issuable at $5.5005 upon exercise of options issued under the 1995 Option Plan, (vi) 2,000 shares issuable at $2.50 upon exercise of options issued under the 1995 Option Plan, and (vii) 30,000 shares issuable at $1.09 upon exercise of options issued under the 1995 Option Plan.

     (9) Includes (i) 100,000 shares of issuable at $4.00 per share upon exercise of options granted under the 1995 Option Plan, (ii) 3,916 shares issuable at $2.0625 upon exercise of options issued under the 1995 Option Plan, (iii) 8,000 shares issuable at $5.5005 upon exercise of options issued under the 1995 Option Plan, (iv) 4,000 shares issuable at $2.50 upon exercise of options issued under the 1995 Option Plan, and (v) 30,000 shares issuable at $1.09 upon exercise of options issued under the 1995 Option Plan.

     (10) Includes (i) 13,437 shares issuable at $3.1250 per share upon the exercise of options issued under the 1995 Directors Option Plan, (ii) 7,708 shares issuable at $7.1405 per share upon the exercise of options issued under the 1995 Directors Option Plan, (iii) 4,999 shares issuable at $2.50 per share upon the exercise of options issued under the 1995 Directors Option Plan, (iv) 2,916 shares issuable at $0.76 per share upon the exercise of options issued under the 1995 Directors Option Plan and (v) 35,832 shares issuable at $3.6250 per share upon the exercise of options issued under the 1995 Option Plan.

     (11) Includes (i) 10,312 shares issuable at $4.5315 per share upon the exercise of options issued under the 1995 Directors Option Plan, (ii) 4,999 shares issuable at $2.50 per share upon the exercise of options issued under the 1995 Directors Option Plan and (iii) 2,916 shares issuable at $0.76 per share upon the exercise of options issued under the 1995 Directors Option Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation paid by ViewCast to the Chief Executive Officer and to all other executive officers of ViewCast whose total salary and bonus exceeded $100,000 for the year ended December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                      ANNUAL           ANNUAL        COMPENSATION
                                                   COMPENSATION     COMPENSATION        OPTIONS
    PRINCIPAL POSITION             FISCAL YEAR        SALARY           BONUS          (IN SHARES)
    ------------------             -----------     ------------     ------------     ------------

George C. Platt                       2001           $240,000          $  --             200,000
  Chief Executive Officer             2000            240,000             --              50,000
  and President                       1999             70,000(1)          --             400,000


Laurie L. Latham                      2001            150,000             --             100,000
  Chief Financial Officer             2000            150,000             --              10,000
                                      1999              9,135(2)          --             100,000

Harry E. Bruner                       2001            168,000         37,000             100,000
  Sr. Vice-President of Sales         2000            157,518(3)      55,944             160,000
  and Marketing

Neal S. Page                          2001            150,000             --             100,000
  Vice President of                   2000            131,666         20,000               5,000
  Osprey Products                     1999            119,994             --              15,000

David T. Stoner                       2001            132,000             --             100,000
  Vice President of                   2000            124,500             --              10,000
  Operations                          1999            120,000         20,146              15,000

John Caulfield                        2001            151,654(4)      25,000             200,000
  Vice President of
  Online Solutions

(1)  Mr. Platt assumed his duties with ViewCast in September 1999.

(2)  Ms. Latham assumed her duties with ViewCast in December 1999.

(3)  Mr. Bruner assumed his duties with ViewCast in February 2000.

(4) Mr. Caulfield assumed his duties with ViewCast in January 2001 and resigned in December 2001.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning options granted to the executive officers of ViewCast in 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                   % OF TOTAL
                                     OPTIONS
                                     GRANTED                                   POTENTIAL REALIZABLE VALUE AT
                                        TO                                     ASSUMED RATES OF STOCK PRICE
                                    EMPLOYEES    EXERCISE OR                  APPRECIATION FOR OPTION TERM(1)
                       OPTIONS      IN FISCAL     BASE PRICE    EXPIRATION    -------------------------------
     NAME             GRANTED(2)      YEAR        PER SHARE        DATE              5%                10%
     ----             ----------   -----------   -----------    ----------      ----------         ---------

George C. Platt        200,000        13.02         $1.09        02/28/11        $ 137,099         $ 347,436

Laurie L. Latham       100,000         6.51          1.09        02/28/11           68,550           173,718

Harry E. Bruner        100,000         6.51          1.09        02/28/11           68,550           173,718

Neal S. Page           100,000         6.51          1.09        02/28/11           68,550           173,718

David T. Stoner        100,000         6.51          1.09        02/28/11           68,550           173,718

John Caulfield(3)      200,000        13.02          1.09        02/28/11          137,099           347,436


----------

(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on common stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Company's common stock and overall market conditions. These can be no assurances that the potential values reflected in this table will be achieved.

(2) All options granted during 2001 to the named executives vest over sixty months, of which 1/5th vests after twelve months and the remainder vests in equal installments over the remaining forty-eight months.

(3) Mr. Caulfield assumed his duties with ViewCast in January 2001 and resigned in December 2001 with all options granted to him cancelled in accordance with the option agreement.


YEAR-END OPTION VALUES

     The following table sets forth certain information as of December 31, 2001 concerning the value of unexercised options held by the officers named in the Summary Compensation Table above.

                          FISCAL YEAR-END OPTION VALUES


                                  NUMBER OF SHARES              VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED           IN-THE MONEY OPTIONS
                            OPTIONS AT DECEMBER 31, 2001       AT DECEMBER 31, 2001(1)
                            ----------------------------       -----------------------
     NAME                  EXERCISABLE      UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
     ----                  -----------      -------------   -----------    -------------

George C. Platt.........      125,832            524,168         $  --           $   --

Laurie L. Latham........       42,666            167,334            --               --

Harry E. Bruner.........       57,666            202,334            --               --

Neal S. Page............      179,083            125,917            --               --

David T. Stoner.........      111.916            118,084            --               --

John Caulfield(2).......        7,500            200,000            --               --




---------

(1) Represents the difference between the exercise price of the outstanding options and the fair market value of the Common Stock on December 31, 2001 of $0.58 per share if the fair market price per share exceeds the exercise price.

(2) Mr. Caulfield assumed his duties with ViewCast in January 2001 and resigned in December 2001 with all options granted to him cancelled in accordance with the option agreement.

EQUITY COMPENSATION PLAN INFORMATION

   The following table sets forth certain information as of December 31, 2001 concerning outstanding awards and securities available for future issuance pursuant to ViewCast's equity compensation plans.


                                                                                      NUMBER OF SECURITIES
                                  NUMBER OF SECURITIES      WEIGHTED-AVERAGE           REMAINING AVAILABLE FOR
                                    TO BE ISSUED UPON       EXERCISE PRICE OF           FUTURE ISSUANCE UNDER
                                       EXERCISE OF             OUTSTANDING            EQUITY COMPENSATION PLANS
                                  OUTSTANDING OPTIONS,   OPTIONS, WARRANTS AND          (EXCLUDING SECURITIES
PLAN CATEGORY                     WARRANTS AND RIGHTS            RIGHTS                REFLECTED IN COLUMN(a))
-------------                     --------------------   ---------------------        -------------------------
                                          (a)                      (b)                           (c)

EQUITY COMPENSATION PLANS               4,045,663                $3.2863                        1,388,588
APPROVED BY SECURITY HOLDERS

EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS                   --                     --                               --

TOTAL                                   4,045,663                $3.2863                        1,388,588


EMPLOYMENT AGREEMENTS

   We have entered into an employment agreement with Mr. Platt. His employment agreement is in effect through March 2003 with automatic one-year renewals unless ViewCast or Mr. Platt elects in advance not to renew the agreement. The employment agreement provides (i) for annual base compensation of $240,000; (ii) that he is eligible to receive bonuses if our Board of Directors so elects;
(iii) for stock options to purchase 400,000 shares of our Common Stock pursuant to the 1995 Option Plan(1); and (iv) for an eighteen (18) month non-compete period if ViewCast terminates Mr. Platt.


   Under the employment agreement, Mr. Platt will be entitled to (i) the continuation of his salary for the greater of six months or the remaining term of his employment agreement and (ii) the reimbursement for three months of COBRA premiums if his employment is terminated by ViewCast without cause. These same severance benefits are payable in the event Mr. Platt resigns because of a significant change in the nature and scope of his authority, powers, functions, benefits or duties. In the event ViewCast terminates Mr. Platt's employment following a change in control, he will be entitled to the continuation of his salary for six months.


   The employment of all other officers with ViewCast is "at will" and may be terminated by ViewCast or the officer at any time, for any reason or no reason.

----------
(1) Represents Mr. Platt's options consist of five separate option grants that become exercisable or vest as follows provided Mr. Platt is employed by ViewCast as of the applicable vesting date:

     (i)   an option for 50,000 shares that vests as of September 17, 2000;

     (ii)  an option for 200,000 shares that vests in equal installments of
                4,166 shares per month beginning in October, 2000;

     (iii) an option for 50,000 shares that vests immediately on the date following three consecutive calendar quarters of profitability as defined under generally accepted accounting principles;


     (iv)  an option for 50,000 shares, of which 16,666 shares of such option vest when the average closing price of Common Stock, for a twenty out of thirty consecutive trading day period, has doubled in price from the exercise price of the option, and of which 33,334 shares of such option vest in equal installments of 1,388 share per month thereafter,


     (v)   an option for 50,000 shares, of which 16,666 shares of such option vest when the average closing price of Common Stock, for a twenty out of thirty consecutive trading day period, has tripled in price from the exercise price of the option, and of which 33,334 shares of such option vest in equal installment of 1,388 shares per month thereafter.


   In addition, all of the 400,000 options granted to Mr. Platt immediately vest upon a change of control in Viewcast.

                             1995 STOCK OPTION PLAN


     The 1995 Employee Stock Option Plan (the "1995 Option Plan") provides for the grant to employees of ViewCast of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant to employees and consultants of ViewCast of nonstatutory stock options and stock purchase rights. A total of 5,900,000 shares of Common Stock have been authorized for issuance under the 1995 Option Plan. As of June 30, 2002, options to purchase an aggregate of 2,964,381 shares of Common Stock at exercise prices ranging from $0.585 to $8.75 had been granted and are outstanding under the 1995 Option Plan, and options to purchase an aggregate of 989,833 shares of Common Stock have been previously granted and exercised under the 1995 Option Plan.

     The Board, or a committee approved by the Board, may administer the 1995 Option Plan in a manner that complies with Rule 16b-3 promulgated under the Securities Act. Currently, the 1995 Option Plan is administered by the Board of Directors, which determines the terms of options and rights granted, exercise price, number of shares subject to the option or right and the exercisability thereof. Options and rights granted under the 1995 Option Plan are not transferable other than by will or the laws of descent or distribution, and each option or right is exercisable during the lifetime of the recipient only by such person. Options that are outstanding under the 1995 Option Plan will remain outstanding until they are exercised or they expire in accordance with the terms of each option. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of ViewCast, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Option Plan may not exceed ten years. In the event of certain changes in control of ViewCast, the 1995 Option Plan permits each outstanding option and right to become exercisable in full or assumed or an equivalent option to be substituted by the successor corporation.

     The Board of Directors may amend the 1995 Option Plan at any time but may not, without stockholder approval, adopt any amendment that would materially increase the benefits accruing to participants or materially modify the eligibility requirements. ViewCast also may not, without stockholder approval, adopt any amendment that would increase the maximum number of shares that may be issued under the 1995 Option Plan unless the increase results from a stock dividend, stock split or other change in the capital stock of ViewCast.

     The grant of an option under the 1995 Option Plan will not have any immediate effect on the federal income tax liability of ViewCast or the optionee. If a nonqualified stock option ("NQSO") is granted, then the optionee will recognize ordinary income at the time he or she exercises the NQSO equal to the difference between the fair market value of the Common Stock and the exercise price paid by the optionee, and ViewCast will receive a deduction for the same amount.

     If an optionee is granted an incentive stock option ("ISO"), then the optionee generally will not recognize any taxable income at the time he or she exercises the ISO but will recognize income only at the time he or she sells the Common Stock acquired by exercise of the ISO. The optionee will recognize income equal to the difference between the exercise price paid by the optionee and the amount received for sale of the Common Stock, and such income generally will be eligible for capital gain treatment. ViewCast generally is not entitled to an income tax deduction for the grant of an ISO or as a result of either the optionee's exercise of an ISO or the optionee's sale of the Common Stock acquired through exercise of an ISO. However, if the optionee sells the Common Stock within two years of the date of the grant to him or her of the ISO or within one year of the date of the transfer to him or her of the Common Stock following exercise of the ISO, the option is treated for federal income tax purposes as if it were a NQSO: the income recognized by the optionee will not be eligible for capital gain treatment and ViewCast may be entitled to a federal income tax deduction equal to the amount of income recognized by the optionee.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Report, Compensation Report and the Performance Graph shall not be incorporated by reference into any such filings.

                             AUDIT COMMITTEE REPORT

     The following is a report of the Audit Committee of the Board of Directors (the "Audit Committee") describing the policies applicable to the review or the Company's financial statements and audit for the year ended December 31, 2001. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with the management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during fiscal year 2001.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                  Submitted by the Audit Committee of
                                  ViewCast.com, Inc.

                                  Joseph Autem, Chairman
                                  David A. Dean


                          COMPENSATION COMMITTEE REPORT

     The following is a report of the Compensation Committee of the Board of Directors (the "Compensation Committee") describing the compensation policies applicable to the Company's executive officers during the year ended December 31, 2001. The Compensation Committee recommends to the Board of Directors the salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

     The Company's executive officer compensation policies are formulated to attract, motivate and retain senior management by providing competitive, performance-based compensation that aligns the financial interests of the executive with those of the Company's shareholders and is commensurate with the Company's financial resources. The compensation practices of other comparable technology companies within and outside the local region are considered in establishing the overall components and level of the compensation package, however it has not been policy to set compensation levels based on a predetermined institutional peer group. Executive officer compensation consists of a combination of cash compensation, consisting of a base salary and discretionary bonus payments, stock-based incentives in the form of options to purchase the Company's Common Stock and participation in the Company's fringe benefits. The Company currently does not contribute to any retirement plan on behalf of its employees or executive officers.

     The base salaries for 2001 of all executive officers, including the CEO, were set at levels determined, in the subjective judgment of the Compensation Committee, to be commensurate with the customary duties and responsibilities of each executive officer and to correspond approximately with similar job responsibilities at comparable companies. Discretionary bonus payments, if any, were utilized to maintain competitive compensation levels and to reflect performance. Fringe benefit programs are designed to provide for the health and long-term financial needs of the executives and their families and include life, disability and group health insurance. The Company's Employee Stock Purchase Plan provides an additional incentive for executives and employees to purchase shares of Common Stock in the Company at a discount to market by investing through an after-tax payroll withholding plan.

     The Company's 1995 Employee Stock Option Plan provides stock options to officers and employees to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. Generally, the Company's stock options vest over a period of five years or based on a defined set of performance objectives. Stock options are granted to the Company's employees and executive officers both as a reward for past individual and corporate performance and as an incentive for future performance. The Compensation Committee believes stock-based performance compensation packages are crucial in bringing the interests of management and the stockholders into alignment in increasing the value of the Company's equity.

                                  Submitted by the Compensation Committee of ViewCast.com, Inc.

                                  Joseph Autem
                                  David A. Dean


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee during 2001 was composed of Messrs. Autem and Dean. None of the members of the Compensation Committee were officers or employees of ViewCast or its subsidiaries during 2001 or prior years.

     None of the executive officers of ViewCast served as a member of the board of directors or as a member of the compensation committee or similar board committee of another entity during 2001, which entity had an executive officer serving on the Board of ViewCast or its Compensation Committee. Consequently, there are no interlocking relationships that might affect the determination of the compensation of executive officers of ViewCast.

                                PERFORMANCE GRAPH


     The following graph reflects the cumulative total stockholder return for the Company's Common Stock, from February 4, 1997 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934) to December 31, 2001, compared to the cumulative return over such period of (i) the U.S. Index for the Nasdaq National Market and (ii) the MG Industry Group Index #842 -- Telecommunications Processing Systems and Services, which is a peer group index for publicly traded institutions on Nasdaq. The graph assumes that $100 was invested on February 4, 1997 in the Common Stock of the Company and in each of the comparative indices. The Company has never paid dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance or trends.


                               [PERFORMANCE GRAPH]

                               2/04/97    12/31/97   12/31/98   12/31/99    12/31/00   12/31/01
     VIEWCAST.COM, INC.         100.00      82.05      56.41      91.99       17.31      11.90
     MG GROUP INDEX             100.00     129.42     231.24     438.00      223.77      72.95
     NASDAQ MARKET INDEX        100.00     114.34     161.27     284.43      178.78     142.51

ViewCast began trading on the Over-the-Counter-Bulletin Board (OTC-BB) effective with the opening of business on April 4, 2002.

CERTAIN TRANSACTIONS


     In October 1998, ViewCast entered into a working capital line of credit facility for up to $9 million with an entity controlled by one of its principal stockholders, Mr. H.T. Ardinger, who also currently serves as a director, and Chairman of the Board of Directors of ViewCast. The one-year, renewable facility bears interest at 12% per annum and is secured by all assets of ViewCast. The availability of funds under this facility is subject to certain borrowing base limitations based principally on qualifying accounts receivable and inventory. A portion of the proceeds from this facility was used to retire a Texas commercial bank line of credit. As an incentive to advance the line of credit, Mr. Ardinger was issued 200,000 three-year warrants to purchase ViewCast stock at $4.50 per share. The value of the warrants of $1.33 per share, as determined using the Black-Scholes option valuation model, was charged to interest expense over the initial term of the note. On October 17, 2000, ViewCast renewed the working capital facility for one year through and until October 22, 2001 inclusive of a provision for automatic renewal through October 22, 2002. In February 2001, ViewCast amended the facility to increase the credit line commitment from $9.0 million to $12.0 million, extend the maturity date of the agreement to March 15, 2003, and expand the asset base for lending to include certain marketable securities owned by ViewCast. At December 31, 2001, ViewCast had exceeded the borrowing base on its existing line of credit by $1.45 million. The noteholder has agreed to waive through July 31, 2002 the repayment of any outstanding financing that may be in excess of the borrowing base from time to time. During 1999, 2000 and 2001, ViewCast paid interest of $389,943, $289,123 and 500,850, respectively to the partnership.


     In December 1998 through February 1999, ViewCast received $9.45 million in gross proceeds from the sale of 945,000 shares of a newly created Series B convertible preferred stock at $10 per share. Mr. H.T. Ardinger and M. Douglas Adkins, both principal shareholders of ViewCast, purchased $4,000,000 and $2,000,000, respectively of the Series B preferred issue. The Series B preferred stock is convertible into common stock of the Company at a fixed price of $3.625 per share, subject to certain requirements, and carries a dividend of 8% per year payable in cash or common stock of ViewCast, at ViewCast's option.

     During February 2000, ViewCast received $390,000 proceeds from the exercise of 130,000 private warrants by Mr. Ardinger, Chairman of the Board of ViewCast, at an exercise price of $3.00 per share.

     In November 2001, ViewCast received net proceeds of $2,000,000 from the private placement of 200,000 shares of Series C convertible preferred stock at $10 per share with H.T. Ardinger, Jr., a principal shareholder and Chairman of the Board of ViewCast. The Series C preferred stock is convertible into common stock of ViewCast at a fixed price of $0.60 per share, subject to certain requirements, and carries a dividend of 9% per year payable in cash or common stock of ViewCast, at ViewCast's option.

     In May 2002, ViewCast exchanged its available-for-sale securities comprised exclusively of 1,140,310 shares of DynTek, Inc. ("DYTK") common stock for a $2,910,641 principal reduction in its line of credit note balance with an entity controlled by a principal shareholder and the Chairman of the Board of the Company. The price per share of DYTK stock of $2.553 was determined by negotiations between the parties and represented a premium to the fair market trading value of DYTK shares on May 6, 2002 of $2.00. The exchange agreement also provides that ViewCast will share in 50% of any gains realized on the stock above $4.50 per share through February 14, 2003 net of expenses.


                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires ViewCast's officers, directors and persons who beneficially own more than 10% of a registered class of ViewCast's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish ViewCast with copies of the Section 16(a) forms which they file.

     To ViewCast's knowledge, based solely on review of the copies of such reports furnished to ViewCast, and written representations that no other reports were required during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to ViewCast's officers, directors and greater than ten percent (10%) beneficial owners were complied with, with the exception of H.T. Ardinger, Jr., a Director of ViewCast, who failed to timely file a Form 5. ViewCast is currently working with Mr. Ardinger to comply with the requirements of Section 16(a).


                  AUDITORS' FEES AND ANNUAL MEETING ATTENDANCE

     Subject to ratification by the shareholders, the Board of Directors has appointed Grant Thornton LLP as independent auditors to audit the financial statements of the Company for the 2002 fiscal year. Fees for the last annual audit conducted by Ernst & Young LLP were $100,000 and all other fees were $36,000, including audit related services of $15,000 and nonaudit services of $21,000. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations, internal audit and SEC registration statements.

     Effective on May 3, 2002, Ernst & Young LLP resigned as auditors of the Company by letter dated May 2, 2002.

     The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. The report of Ernst & Young LLP for only the most recent year of the past two fiscal years was modified as to uncertainty regarding the ability of the Company to continue as a going concern.

     In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 2001 and 2000, and in the subsequent interim period through May 3, 2002, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report. The Company has requested Ernst & Young LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated May 20, 2002 is filed as Exhibit 16.1 to Form 8-K/A.

     Effective May 17, 2002, the Company has engaged Grant Thornton LLP to replace Ernst & Young as its accounting firm for the fiscal year ending December 31, 2002 subject to approval of shareholders.

     In connection with the two fiscal years ended December 31, 2001 and 2000, and in the subsequent interim period through May 17, 2002, the Company has not consulted the newly engaged accountant regarding either the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion that might be rendered on the Company's financial statements.

     Representatives of the firm of Grant Thornton LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

     Proposals of Shareholders of ViewCast that are intended to be presented at ViewCast's 2002 Annual Meeting of Shareholders must be received by ViewCast no later than March 2, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  ANNUAL REPORT

     A copy of ViewCast's Annual Report on Form 10-K for the year ended December 31, 2001, including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.


                                  OTHER MATTERS

     The Board of Directors knows of no other business matters to be acted upon at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

                                        By Order of the Board of Directors



                                        Frederick B. Cowen
                                        Secretary

Date: August 19, 2002

                                   APPENDIX A

       PROPOSED AMENDMENT TO VIEWCAST.COM, INC. 1995 DIRECTOR OPTION PLAN

CORPORATE AUTHORIZATION OF THE AMENDMENT

     At its meeting on July 15, 2002, the ViewCast.com, Inc. Board of Directors, on the recommendation of its Compensation Committee, adopted the following resolutions:

     WHEREAS, ViewCast.com ("ViewCast") has previously established and adopted the ViewCast.com 1995 Director Option Plan (the "Plan"), and

     WHEREAS, the ViewCast Board of Directors under the Plan, reserves the right to amend or modify the Plan at any time except for Section 4 of the Plan that shall not be amended more than once every six months; and

     WHEREAS, management and the Compensation Committee of this Board of Directors have recommended that the number of shares available for awards under the Plan be increased from 250,000 to 500,000, and this Board of Directors has determined, after a thorough evaluation of this matter, that such increase is in the best interest of ViewCast;

     NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the shareholders of ViewCast, amendment of the Plan to increase the aggregate number of shares available for awards under the Plan from 250,000 shares to 500,000 shares be, and it hereby is, authorized, approved and adopted;

     FURTHER RESOLVED, that the 500,000 available for purchase under the Plan, as amended, be, and they hereby are, authorized and reserved for issuance in accordance with the terms of the Plan; and

     FURTHER RESOLVED, that the Chief Executive Officer and any officer designated by him be, and each of them hereby is, authorized and directed to execute and deliver any documents and instruments and to do any and all such additional acts and things as may be necessary and appropriate, in the executing officer's sole discretion, to give full effect to the foregoing resolutions.

TEXT OF THE AMENDMENT

     In order to implement the proposed Amendment, Section 3 shall be amended in its entirety to read as follows:

         3.       Stock Subject to the Plan. Subject to the provisions of
                  Section 10 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 500,000 Shares of Common Stock (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock.

                  If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

MISCELLANEOUS AUTHORIZATION

     In addition to the foregoing, the authorizing resolutions relating to the Amendment authorize the officers of ViewCast named therein to take such further steps as are necessary to give effect to the Amendment. In like manner, the approval of ViewCast's shareholders of the Proposal under which the Amendment is proposed to be approved will authorize such officers to take such further necessary actions.


                                       A-l

                              VIEWCAST CORPORATION

                       17300 N. DALLAS PKWY., SUITE 2000

                                DALLAS, TX 75248

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints H.T. Ardinger, Jr. and George C. Platt, and each of them, agents with full power of substitution, to vote as proxy all the shares of Common Stock of ViewCast.com, Inc. held of record by the undersigned on July 29, 2002, at the Annual Meeting of Stockholders of ViewCast.com, Inc. to be held on September 18, 2002, and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

    The Proxy will be voted as directed, or if no direction is indicated, will be voted FOR all nominees listed below for election as directors, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

(1)  ELECTION OF DIRECTORS

    Nominees: H.T. Ardinger, Jr., Joseph Autem, George C. Platt, and David A.
Dean

[ ]         VOTE FOR for all nominees          [ ]         VOTE WITHHELD from all
            above, except as to the                        nominees
            following nominees (if
            any):
------------------------------------------------------------------------------------

(2) APPROVAL OF AN INCREASE IN AUTHORIZED SHARES OF COMMON STOCK OF VIEWCAST.COM, INC. FROM 40,000,000 TO 100,000,000.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                              (continued on back)

                             (continued from front)

(3)  APPROVAL OF AN AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

(4) RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                    Dated:                               , 2002
                                            --------------------------

                                    --------------------------------------------
                                    Signature

                                    --------------------------------------------
                                    Signature (if held jointly)


                                    When signing as Executor, Administrator,
                                    Trustee or the like, please give full
                                    title.